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                                                                   EXHIBIT 10.12

                                AMENDMENT NO. 5
                                       TO
                                CREDIT AGREEMENT

    This Amendment to Credit Agreement ("Amendment") is dated as of March 6, 2000 by the BANKS listed on the signature pages hereof (the "Banks") and ANALYTICAL SURVEYS, INC.

                                   WITNESSETH

    WHEREAS, Analytical Surveys, Inc. (the "Borrower"), the Banks and Bank One, Colorado, N.A., as Agent (the "Agent"), are parties to a Credit Agreement dated as of June 3, 1998, as amended (the "Credit Agreement") (capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement); and

    WHEREAS, the Borrower has requested amendments to certain financial covenants and the amendment of certain provisions of the Credit Agreement.

    NOW THEREFORE, in consideration of the covenants, conditions and agreements hereinafter set forth, the parties hereto agree as follows:

    1. Amendments. Upon and after the Amendment Effective Date (as defined below).

        a) The defined term "Applicable Margin" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Applicable Margin" means 3.00% for LIBOR Rate Loans and 1.00% for Prime Rate Loans.

        b) The defined term "Commitment Fee Rate" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

            "Commitment Fee Rate" means .50%.

        c) Subsection (g) of the defined term "Eligible Account Receivable" is amended in its entirety to read as follows:

            (g) Accounts Receivable owing from a single account debtor if more that Twenty-five percent (25%) of its Accounts Receivable with the Borrower and all Guarantors is more than 90 days past due;

        d)  The defined term "Eligible Unbilled Account Receivable" in Section
     1.1 of the Credit Agreement is deleted.

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     e)   The first clause of the second sentence of the defined term "Interest
Period" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

          The duration of each Interest Period shall be one (1) month; provided, however, that:

     f) The defined term "Maturity Date" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

          "Maturity Date" means the first to occur of (i) February 5, 2001 and
          (ii) the date on which the due date of the Loans have been accelerated and payment demanded by the Banks by reason of an Event of Default pursuant to Article VI.

     g) The defined term "Maximum Revolving Credit Amount" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

          "Maximum Revolving Credit Amount" means the lesser of (i) $7,500,000.00 or (ii) the Borrowing Base in effect at the time of determination.

     h) The defined term "Net Income" in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

          "Net Income (or Deficit)" means, for any computation period, with respect to the Borrower on a consolidated basis, cumulative net income (or a deficit as the case may be) earned during such period as determined in accordance with GAAP.

     i) The defined term "Revolving Loans Commitment" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

          "Revolving Loans Commitment" means the commitment of the Banks to Advance Revolving Loans to the Borrower from time to time as provided in Section 2.1 in the aggregate amount of $7,500,000.00.

     j)   The defined term "Revolving Loans Scheduled Maturity Date" in Section
1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

          "Revolving Loans Scheduled Maturity Date" means February 5, 2001.

     k) Section 1.1 of the Credit Agreement is amended by the insertion in alphabetical order of the defined term "Tangible Net Worth" that shall read in its entirety as follows:


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          "Tangible Net Worth" means as of any date, the total shareholders equity; (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of Borrower,

               less the aggregate book value of all intangible assets of the Borrower,

               less the aggregate amount of all loans due from the Borrower's Affiliates, officers, directors and shareholders,

               less the Borrower's unrealized gain in its investment in Infotech Enterprises, Inc., all determined in accordance with GAAP

     l) The defined term "Term Loan Scheduled Maturity Date" in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:

          "Term Loan Scheduled Maturity Date" means February 5, 2001.

     m) Section 2.1(a) of the Credit Agreement is amended in its entirety to read as follows:

               (a) Revolving Loans Commitment. Pursuant to the Revolving Loans Commitment, from the Effective Date until the Maturity Date, each Bank severally agrees to Advance funds to the Borrower as Revolving Loans, provided, however, that at no time shall the Banks be required to Advance Revolving Loans to the Borrower if, after such Advance the sum of the principal amount of Revolving Loans outstanding is in excess of the Maximum Revolving Credit Amount; and provided, further, that no Bank shall be required to Advance Revolving Loans in an aggregate amount exceeding the Bank's Revolving Loan Commitments described on
          Schedule 2.1. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow funds Advanced to the Borrower as Revolving Loans.

     n) The first sentence of Subsection (a) of Section 2.15 of the Credit Agreement is amended in its entirety to read as follows:

          Not later than 20 days after the end of each month, the Borrower shall deliver to the Agent a Borrowing Base Certificate, in the form of Exhibit B-4, duly executed by an Authorized Signatory, which Borrowing Base Certificate will set forth the information contained therein as of the end of the preceding month end.


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     o)   Subsection (b) of Section 2.15 of the Credit Agreement is amended in its entirety to read as follows:

          For purposes of determining the applicable Borrowing Base, Eligible Accounts Receivable shall be valued at eighty percent (80%) of the amount thereof.

     p) Section 2.6(b) of the Credit Agreement is amended by deleting all Repayment Dates and Quarterly Principal Installment Amounts after January 1, 2001 and inserting after the entry for January 1, 2001:

          On February 5, 2001, payment in full of the outstanding principal balance and accrued interest on the Term Loan.

     q) Section 5.1 of the Credit Agreement is amended by the addition of a new subsection (r), (s), (t) and (u) that shall read in their entirety as follows:

               (r) Consultant. The Agent may retain a consultant of its choice to review the Borrower's and Guarantors' financial statements, agings, facilities, business plans, forecasts, proposed debt and equity offerings and, among other things, assess the going concern value and viability of the Borrower and the Guarantors. Such review shall be in scope and detail satisfactory to the Agent. The Borrower shall, and shall cause the Guarantors, to cooperate fully with such consultant, and its agents and employees. Upon reasonable notice to the Borrower, the consultant shall have unrestricted access to the books and records during normal business hours of the Borrower and Guarantors, and their facilities and employees. The reports, conclusions and analysis of the consultant shall be delivered only to the Agent for the consideration and use by the Banks. The Borrower shall promptly pay or reimburse the Agent for the actual cost of the consultant's review and report, including all out-of-pocket expenses for travel, food and lodging.

               (s) Tax Refund. On or before April 30, 2000, the Borrower and Guarantors shall file all income tax returns, schedules and other filings with the Internal Revenue Service, Colorado Department of Revenue and Indiana Department of Revenue to claim the Federal and State tax refunds reflected in the financial projections provided by the Borrower to the Agent on or about March 1, 2000. The Borrower shall provide the Agent with copies of all such filings on or before April 30, 2000. On or before June 30, 2000, the Borrower and Guarantors shall file all income tax returns, schedules and other filings with all other Government Authorities to claim the other tax refunds reflected in the financial projects provided by the Borrower to the Agent on or about March 1, 2000. The Borrower shall provide the Agent with copies of all such filings on or before


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          June 30, 2000. To the extent permitted by law, the Borrower shall, and shall cause the Guarantors, to assign and cause such tax refunds to be paid directly to the Agent for the benefit of the Banks. Tax refunds shall be immediately applied upon receipt, as mandatory payments on the Term Loan and will be applied to Term Loan principal payment installments in inverse order of maturity.

               (t) Netherlands and Portugal Operations. On or before July 6, 2000, the Borrower shall comply with the requirements of Section 5.2(n) of the Credit Agreement with respect to the entities now in existence or to be formed through which the Borrower conducts or will conduct business, directly or indirectly, in the Netherlands and Portugal; provided, however, Agent may waive compliance with this provision if Borrower provides information satisfactory to the Agent that satisfaction of such requirements would be illegal or subject the officers or directors of such entities to legal sanction under applicable law, would violate existing agreements applicable to such entities, or would be unduly expense.

               (u) Infotech Enterprises, Inc. On or before April 6, 2000 the Borrower shall deliver to the Agent all of the capital stock or other instruments establishing its ownership interest in Infotech Enterprises, Inc. and a stock power signed in blank and shall execute and deliver any amendments to the Pledge Agreement or other Collateral Documents that the Agent may in its discretion require to evidence a pledge of such capital stock as security for the Obligations.

     r) Section 5.1(b)(iv) of the Credit Agreement is amended and restated to read in its entirety as follows:

     within 20 days after the end of each month (A) a Borrowing Base Certificate signed by an Authorized Signatory, (B) a consolidated unaudited balance sheet and income statement of the Borrower prepared in accordance with GAAP, (C) a Contract Progress Report of the Borrower and all Guarantors identifying all outstanding contracts, and on an individual contract basis disclosing, expenses incurred to date, estimated expenses remaining, payments received to date, payments remaining and projected profit for each contract (presented in a columnar format with totals), (D) a Compliance Certificate signed by an Authorized Signatory, (E) a listing and aging of all Accounts Receivable of the Borrower and the Guarantors, and (F) a listing and aging of all accounts payable of the Borrower and Guarantors (with all of the foregoing in form, substance and level of detail acceptable to the Agent);

     s) Section 5.2(a) of the Credit Agreement is amended by the deletion of subsections (i) Maximum Total Debt to EBITDA, (ii) Minimum Fixed Charge Coverage

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        Ratio, (iii) and Minimum Net Income and (iv) Maximum Annual Capital
        Expenditures and the replacement of such subsections with the following financial covenants that shall read in their entirety as follows:

              (i) Minimum Tangible Net Worth. Fail to maintain as of the end of each month on a consolidated basis for the Borrower and all Subsidiaries Tangible Net Worth in excess of

                 During the Time Period               Minimum Tangible Net Worth
                 ----------------------               --------------------------

              March 1, 2000 through March 31, 2000          $25,000,000
              April 1, 2000 through June 30, 2000           $25,500,000
              July 1, 2000 and thereafter                   $26,000,000

              (ii)  Maximum Net Deficit/Minimum Net Income. Have

                    (A) a Net Deficit in excess of $775,000 for the Fiscal Quarter ending March 31, 2000,

                    (B) Net Income less than $120,000 for the Fiscal Quarter ending June 30, 2000,

                    (C) Net Income less than $700,000 for the Fiscal Quarter ending September 30, 2000 and for any Fiscal Quarter thereafter.

              (iii) Maximum Capital Expenditures. From March 1, 2000 through the Maturity Date make Capital Expenditures for the Borrower and all Subsidiaries on a consolidated basis in excess of $2,000,000.

           t) Section 5.2(d) of the Credit Agreement is amended by the deletion of subsection (v) thereto and the insertion of a new subsection (v) that shall read in its entirety as follows:

                   (v) other Debt in the aggregate principal amount of $2,000,000 from March 1, 2000 through the Maturity Date.

           u) Section 5.2(g) of the Credit Agreement is amended by the deletion of subsection (iii) thereto and the insertion of a new subsection (iii) that shall read in its entirety as follows:

                   (iii) up to $250,000 in fair market value of other
               Dispositions from March 1, 2000 to the Maturity Date, or

           v) Subsections (a) and (c) of Section 6.1 of the Credit Agreement are amended and restated in their entirety as follows:


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                  (a)  Payments under the Agreement and the Notes. The Borrower shall fail to pay any principal of, or interest on, the Notes when the same become due and payable.

                  (c) Other Loan Instrument Obligations. (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in the Agreement, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in any Loan Instrument to which it is a party, or (iii) any Guarantor shall fail to perform or observe any term, covenant or agreement contained in any Loan Instrument to which it is a party.

           w) Schedule 2.1 of the Credit Agreement is amended and restated in the form of the attached Exhibit A and the Commitments of the Banks shall be reduced to the amounts set forth in such Schedule 2.1, as amended.

           x) The Agent shall from time to time provide to Borrower revisions of Exhibit B-2, Form of Compliance Certificate and Exhibit B-4, Form of Borrowing Base Certificate, that shall accommodate the amendments to such forms that arise out of this Amendment. The Borrower shall utilize the revised forms of Compliance Certificate and Borrowing Base Certificate on and after its receipt thereof.

        2. Conditions Precedent. In the judgement of the Agent, each of the following conditions shall have been satisfied:

           (a) A Reaffirmation of Guaranty, in form and substance satisfactory to the Agent, shall have been executed and delivered to the Agent by all of the Guarantors:

           (b) The Borrower shall have paid the Agent an Amendment Fee of $34,375.00 for the pro rata benefit of the Banks;

           (c) The Borrower shall have paid the Agent an Administrative Fee of $5,000.00 for the sole benefit of the Agent; and

           (d) The Borrower shall have paid the reasonable legal fees and expenses incurred by the Agent in connection with the preparation of this Amendment and related instruments.

           (e) The Agent shall have received such other documents and instruments that the Agent may request to effect the purposes of this Amendment.

       3. Representations and Warranties. In order to induce the Banks to agree to this Amendment, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Amendment:

           (a) No Event of Default has occurred and is continuing and no Event of Default will exist immediately after giving effect to the amendment contained herein;

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           (b)  Each of the representations and warranties set forth in Article
        IV of the Credit Agreement are true and correct as though such representations and warranties were made at and as of the Amendment Effective Date, except to the extent that any such representations or warranties are made as of a specified date or with respect to a specified period of time, in which case such representations and warranties shall be made as of such specified date or with respect to such specified period. Each of the representations and warranties made under the Credit Agreement shall survive to the extent provided therein and not be waived by the execution and delivery of this Amendment;

           (c) The Borrower is a duly organized, and validly existing corporation and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Amendment, and has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment;

           (d) No consent of any other Person or filing or action by any Governmental Authorities, is required to authorize the execution, delivery and performance of this Amendment;

           (e) This Amendment has been duly executed by a duly Authorized Signatory on behalf of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforcement thereof may be subject to the effect of any applicable (i) bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principals of equity; and

           (f) The execution and delivery and performance of the agreements in this Amendment will not violate any law, statute or regulation applicable to the Borrower or any order or decree of any Governmental Authorities, or conflict with or result in the breach or any contractual obligation of the Borrower.

        4. Effectiveness. The amendments to the Credit Agreement set forth herein shall become effective as of March 6, 2000 after the Agent shall have received this Amendment, executed and delivered by the Borrower and the Banks and all of the conditions precedent set forth in Section 3 above, have been satisfied (the "Amendment Effective Date").

        5. Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

        6. Expenses. The Borrower agrees to pay all reasonable costs and expenses, including filing and recording fees, incurred by the Agent in connection with the preparation, execution and delivery of this Amendment and any other documents, or instruments which may be delivered in connection herewith, including without limitation, the reasonable fees and expenses of Davis, Graham & Stubbs LLP, counsel for the Agent.


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       7.  Governing Law. The rights and duties of the Borrower, the Banks and the Agent under this Amendment shall be governed by the law of the State of Colorado.

       8. Release. In consideration of the amendments provided herein, the Borrower releases and discharges the Banks and the Agent, and their respective directors, officers, employees, agents, successors and assigns from all claims and causes of action of any nature whatsoever, which the Borrower, its successors and assigns ever had or have as of the date hereof against the Banks and the Agent that arise, directly or indirectly, out of or are related to the Credit Agreement. The Borrower acknowledges that the Obligations arising under the Credit Agreement are not subject to any such counterclaim, offset, defense or rights of recoupment against the Banks.

       9. Ratification. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects confirmed, approved and ratified. Except to the extent amended hereby, all terms and conditions of the Credit Agreement remain the same. All references to the Credit Agreement in any of the Loan Instruments shall mean the Credit Agreement as amended by this Amendment.

       IN WITNESS WHEREOF the Banks have caused this Amendment to be duly executed as of the date first written above.

BANK ONE, COLORADO, N.A.,              KEYBANK NATIONAL ASSOCIATION
as Agent and Bank


By                                     By
  --------------------------------        --------------------------------
       Shaun P. McCarthy                      K. Alexander Curry
       Vice President                         Vice President


NATIONAL CITY BANK OF INDIANA          THE FIFTH THIRD BANK OF
                                       CENTRAL INDIANA



By                                     By
  --------------------------------        --------------------------------
       Michael J. Stewart                     Erik Miner
       Vice President                         Vice President



AGREED AND ACCEPTED:

ANALYTICAL SURVEYS, INC.



By
  --------------------------------
       Sol C. Miller
       President and
       Chief Executive Officer





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